EXHIBIT 99.04
                                Southern Company
                        Analysis of Consolidated Earnings
                            (In Millions of Dollars)

                                               3 Months Ended June                        Year-to-Date June
                                         ------------------------------            ------------------------------
                                          2006         2005      Change             2006         2005      Change
                                          ----         ----      ------             ----         ----      ------
Income Account-
Retail Revenue                           $2,970       $2,555      $415             $5,442       $4,824      $618
Wholesale Revenue                           440          385        55                855          732       123
Other Electric Revenues                     116          110         6                227          211        16
Non-regulated Operating Revenues             66           70        (4)               131          140        (9)
                                         ------       ------      ----             ------       ------      ----
Total Revenues                            3,592        3,120       472              6,655        5,907       748
                                         ------       ------      ----             ------       ------      ----
Fuel and Purchased Power                  1,447        1,117       330              2,600        2,080       520
Non-fuel O & M                              861          832        29              1,707        1,643        64
Depreciation and Amortization               298          287        11                597          577        20
Taxes Other Than Income Taxes               179          163        16                354          326        28
                                         ------       ------      ----             ------       ------      ----
Total Operating Expenses                  2,785        2,399       386              5,258        4,626       632
                                         ------       ------      ----             ------       ------      ----
Operating Income                            807          721        86              1,397        1,281       116
Other Income, net                            21            8        13                 15           20        (5)
Interest Charges and Dividends              219          194        25                435          372        63
Income Taxes                                222          146        76                329          222       107
Discontinued Operations, net of tax          (2)          (2)       -                  (1)           3        (4)
                                         ------       -------     ----             ------       ------      ----
NET INCOME (See Notes)                   $  385       $  387      $ (2)            $  647       $  710      $(63)
                                         ======       ======      ====             ======       ======      ====



Notes
-----
- Southern Company GAS completed the sale of substantially all of its assets on January 4, 2006 and is included in consolidated earnings in all periods as discontinued operations.
- Certain prior year data has been reclassified to conform with current year presentation.
- Information contained in this report is subject to audit and adjustments and certain classifications may be different from final results published in the Form 10-Q.